Exhibit 99.1

Acorn Factor Acquires SCR-Tech for $9.6 Million
—Establishes CoaLogix™ Platform for Participating in Burgeoning Clean Coal Market—

—Further Expands Holdings and Solidifies Leadership in Energy Intelligence Sector—

MONTCHANIN, Del., Nov. 8 /PRNewswire-FirstCall/ -- Acorn Factor, Inc. (OTC Bulletin Board: ACFN - News), a leader in the high-growth energy intelligence sector, today announced that it has completed the purchase of SCR-Tech LLC from Catalytica Energy Systems, Inc., a subsidiary of Renegy Holdings, Inc., for a purchase price of $9.6 million in cash. SCR-Tech is a leading provider of catalyst regeneration technologies and management services for selective catalytic reduction (SCR) systems used by coal-fired power plants to reduce nitrogen oxides (NOx) emissions and will operate as part of CoaLogix(TM), Acorn Factor's newly established platform for participating in the burgeoning clean coal market.

Based in Charlotte, North Carolina, SCR-Tech is the only company in North America offering a commercial process capable of fully restoring catalyst activity and NOx reduction performance. SCR-Tech also provides SCR catalyst management and consulting services including computer simulation, inspection, testing and analysis to help utilities, independent power producers, and other SCR operators optimize their NOx reduction performance and achieve regulatory compliance at lower costs.

Commenting on the establishment of the CoaLogix platform and the purchase of SCR-Tech, John A. Moore, CEO of Acorn Factor stated: "We believe that one of the biggest opportunities in the energy sector today is the improvement of efficiency and reduction of the environmental footprint of the coal burning plants that currently provide over 50% of the US electricity supply. SCR-Tech is the cornerstone of CoaLogix, our newly established intelligent clean coal platform, which seeks to bring specialized resources and talent to this huge but underserved sector of the energy economy. Here, small gains in efficiency and environmental impact could dwarf those of the other emerging technologies like solar and wind power. Over the past several years, SCR-Tech has essentially created a new market in the US for SCR catalyst regeneration. The field has massive growth potential, both organically as well as through the possible acquisition or licensing of new technologies."

"We at SCR-Tech are thrilled to be part of Acorn Factor, with its strong balance sheet, knowledge of and vision for the future of the energy industry, as reflected in its founding and nurturing of Comverge, and track record of attracting premier partners and co-investors," said William McMahon, CEO of CoaLogix and SCR-Tech. "With the support of our new parent and partner and our existing management, marketing and technical team we look forward to continuing to provide innovative solutions to support clean coal generation."

Advisors

Stephens Inc. acted as the exclusive financial advisor to Acorn Factor in connection with the acquisition, with Eilenberg Krause & Paul LLP serving as legal advisor.

About Acorn Factor, Inc.

Acorn Factor specializes in acquiring and accelerating the growth of emerging ventures that promise improvement in the economic and environmental efficiency of the energy sector. Acorn aims to take primarily controlling positions in companies led by great entrepreneurs and to add value by supporting those companies with branding, positioning, strategy and business development. Acorn Factor is a global company with equity interests in Comverge, the leading clean capacity provider of energy solutions through demand response, Paketeria GmbH, a German super services provider, dsIT a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc., the creator of Community Choice Aggregation, a revolution in renewable power and retail markets for electricity.

About SCR-Tech

SCR-Tech is a leading provider of catalyst regeneration technologies and management services for selective catalytic reduction (SCR) systems used by coal-fired power plants to reduce nitrogen oxides (NOx) emissions. SCR-Tech integrates leading edge technologies, a highly skilled workforce, and more than 100 years of combined experience in the environmental and power generation industries to provide innovative, cost-effective SCR catalyst management and regeneration services that help our customers achieve and maintain compliance with increasingly stringent NOx regulations.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statement. The energy intelligence solutions business generally, and SCR-Tech's catalyst regeneration business in particular, is subject to various risks, including competition, customer concentration, and possible changes in government regulation. There is no assurance that the energy intelligence sector generally, or the market for clean coal solutions in particular, will develop and grow as expected or that the Company will be able to successfully develop and market new products and services for this market. A complete discussion of the risks and uncertainties which may affect Acorn Factor's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Contact:
Christianna Miller
Director of Communications
(302) 656-1707